Exhibit 99.1

Cherokee International Reports First Quarter 2008 Financial Results

TUSTIN, Calif.--(BUSINESS WIRE)--Cherokee International Corporation (NASDAQ: CHRK), a leading designer and manufacturer of power supplies, today announced its financial results for the first quarter ended March 30, 2008.

Net sales for the first quarter of 2008 were $34.7 million, up over 16% compared to $30.0 million for the first quarter of 2007. Net sales increases quarter over quarter were across all market sectors, led by a significant increase in our telecom market.

The company’s backlog at March 30, 2008 was $55.1 million compared with $45.0 million at April 1 2007. The book to bill for the first quarter of 2008 was 1.25 to 1.00 compared to 1.00 to 1.00 for the first quarter of 2007.

Net income for the first quarter of 2008 was $12 thousand, or $0.00 per diluted share, compared to a net loss of $2.0 million, or $0.10 per diluted share, for the first quarter a year ago.

Gross profit for the first quarter was $8.6 million, up 51% compared to $5.7 million for the same period in 2007. Gross margin of 25% for the first quarter of 2008 was up from the 19% realized in the first quarter of 2007. Improvements in gross profit and gross margin stemmed principally from lower material costs in North America and Asia due to our activity in China and to a lesser extent from higher net sales in Europe.

“Last year we stated that we expected significantly improved gross margins as a result of several initiatives. Two of those initiatives included migrating production from Mexico to China, and sourcing a larger percentage of raw materials from Asian vendors. Execution of this dual strategy has successfully resulted in a 51% improvement in gross profit and the highest percentage of overall gross margin for Cherokee in three years,” said Jeffrey M. Frank, Cherokee’s President and Chief Executive Officer. “We are confident that we will sustain momentum throughout 2008 from the high energy efficient programs introduced in the second half of 2007, a 50% production increase at our wholly owned subsidiary in China, and a laser focus on improving operating metrics. We remain committed to providing our customers with the best products and services, while we continue to reduce costs and improve performance.”

Operating expenses were $8.1 million for the first quarter of 2008 compared to $7.8 million for the first quarter of 2007. General and administrative costs for audit, legal and professional expenses were higher because of the engagement of investment bankers and the compression of year-end audit fees into the first quarter of 2008, whereas they were incurred over the first half of 2007 a year ago. There was no repeat of the restructuring costs from our Mexico exit in the first quarter of last year.

“The Company ended the first quarter with $12.0 million in cash, up $3.5 million from year-end. We generated $4.8 million in cash from operations during the first quarter of 2008. Strong collections from fourth quarter business and greater profitability in the first quarter both contributed to this improvement,” said Linster W. Fox, Cherokee’s EVP, CFO and Secretary. “This is the highest quarterly production of cash from operations in the last twelve quarters.”

Conference Call Information

The senior management of Cherokee will hold a conference call on Monday, May 12, 2008 at 5:00 p.m. Eastern (2:00 p.m. Pacific) to discuss the quarter in more detail. This conference call will be webcast live and can be accessed from Cherokee’s website at www.cherokeepwr.com. A replay of the webcast will be available on Cherokee’s website shortly after the call.

Investors who prefer to dial into the conference may call 877-419-6590 (or 719-325-4893 for International callers). The conference ID is 1486469. Please call in 10 minutes before the start of the call.

A telephone replay will be available shortly after the live call. The telephone replay number in the U.S. is 888-203-1112 (or 719-457-0820 for International callers). Passcode for the telephone replay is 1486469. The telephone replay will be available through 11:59 p.m. Eastern, Wednesday, May 14, 2008.

About Cherokee International

Cherokee International designs, manufactures and markets high-reliability custom and standard switch-mode power supplies for datacom, telecom, medical and process-control applications. With advanced manufacturing facilities and engineering expertise located worldwide, Cherokee applies a customer-focused approach to provide high-reliability power products to manufacturers, reducing time to market. As the leading provider of custom-designed power sources, Cherokee also delivers a complete range of standard and modified-standard AC/DC power supplies, AC/DC rectifiers and power shelves, and DC/DC converters. Cherokee International headquarters are at 2841 Dow Ave, Tustin, California 92780 and can be reached at 714 544 6665. European operations are at Boulevard de l’Europe 131, 1301 Wavre, Belgium and can be reached at +32 10 438 510. Cherokee International (China) Power Supply Ltd. is located at 1353 Chenqiao Road, Shanghai Fengpu Industrial Park Shanghai, 201401 China and can be reached at 021 6710 8910. Additional information about the Company and its products is available at http://www.cherokeepwr.com.

Safe Harbor Statement

Certain statements contained in this press release are forward-looking statements. These forward-looking statements are based upon our current expectations about future events. When used in this press release, the words “believe,” “anticipate,” “intend,” “estimate,” “expect” and similar expressions, or the negative of such words and expressions, are intended to identify forward-looking statements, although not all forward-looking statements contain such words or expressions. These forward-looking statements generally relate to our plans, objectives and expectations for future operations and include our statements in this press release that: we will sustain momentum throughout 2008 from the high energy efficient programs introduced in the second half of 2007, a 50% production increase at our wholly owned subsidiary in China and a laser focus on improving operating metrics; and we continue to reduce costs and improve performance. However, these statements are subject to a number of risks and uncertainties affecting our business. You should read this press release completely and with the understanding that actual future results may be materially different from what we expect as a result of these risks and uncertainties and other factors, which include, but are not limited to: (1) changes in general economic and business conditions, domestically and internationally, (2) reductions in sales to, or the loss of, any of the Company’s significant customers or in customer capacity generally, (3) changes in the Company’s sales mix to lower margin products, (4) increased competition in the Company’s industry, (5) disruptions of the Company’s established supply channels, (6) the Company’s level of debt and restrictions imposed by its debt agreements and the Company’s ability to repay this debt, and (7) the additional risk factors identified in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K. Except as required by law, the Company undertakes no obligation to update any forward-looking statements, even though the Company’s situation may change in the future.

CHEROKEE INTERNATIONAL CORPORATION
Condensed Consolidated Statements of Operations
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended
	Mar 30,	Apr 1,
	2008	2007

Net sales	$34,738	$30,020
Cost of sales	26,097	24,303
Gross profit	8,641	5,717
Operating Expenses:
Engineering and development	2,781	2,642
Selling and marketing	1,735	1,864
General and administrative	3,593	3,137
Restructuring costs	-	193
Total operating expenses	8,109	7,836
Operating income (loss)	532	(2,119)

Interest expense	(742)	(685)
Other income, net	213	162
Income (loss) before income taxes	3	(2,642)
Provision (benefit) for income taxes	(9)	(620)
Net income (loss)	$12	$(2,022)

Net income (loss) per share:
Basic	$-	$(0.10)
Diluted	$-	$(0.10)

Weighted average shares outstanding:
Basic	19,454	19,341
Diluted	19,462	19,341

CHEROKEE INTERNATIONAL CORPORATION
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	March 30,	December 30,
	2008 Unaudited	2007 Audited
ASSETS

Current Assets:
Cash and cash equivalents	$12,014	$8,484
Accounts receivable, net	27,467	31,237
Inventories, net	30,005	28,021
Prepaid expenses and other current assets	2,042	1,583
Deferred Income taxes	363	363
Total current assets	71,891	69,688

Property and equipment, net	19,044	19,194
Deposits and other assets	1,088	1,515
Deferred financing costs, net	383	86
Deferred income taxes-long term portion	1,345	1,257
Goodwill	1,120	1,120
Total Assets	$94,871	$92,860

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$15,691	$15,140
Accrued liabilities	4,630	4,667
Accrued compensation and benefits	7,848	6,876
Accrued restructuring costs	503	431
Other short-term borrowings	475	0
Borrowings under revolving line of credit	2,206	3,395
Current debt	24,485	24,485
Current debt payable to affiliates	22,145	22,145
Total current liabilities	77,983	77,139

Other long-term obligations	$4,659	$4,534

Common stock	$19	$19
Paid-in capital	186,296	186,035
Accumulated deficit	(178,311)	(178,323)
Accumulated other comprehensive income	4,225	3,456
Total stockholders' equity	12,229	11,187
Total Liabilities and Stockholders' Equity	$94,871	$92,860

CHEROKEE INTERNATIONAL CORPORATION
Condensed Consolidated Statements of Cash Flows
(In Thousands)
(Unaudited)

	Three Months Ended
	March 30, 2008	April 1, 2007

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$12	($2,022)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	$697	$852
Amortization of deferred financing costs	$32	$32
Stock-based compensation	$261	$212
Net change in operating assets and liabilities:
Accounts receivable, net	$4,589	$4,685
Inventories, net	($1,286)	($2,342)
Prepaid expenses and other current assets	($394)	$77
Deposits and other assets	$427	($34)
Accounts payable	$105	($1,046)
Accrued liabilities and restructuring costs	($754)	($1,066)
Accrued compensation and benefits	$728	$1,068
Accrued interest payable	$596	$622
Other long-term obligations	($179)	$261
Net cash provided by operating activities	$4,834	$1,299

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property and equipment	($47)	($723)
Net cash used in investing activities	($47)	($723)

CASH FLOWS FROM FINANCING ACTIVITIES:
Other short-term borrowings	$475	-
Borrowings (repayments) on revolving lines of credit, net	($1,335)	$1,297
Deferred financing costs	($329)	-
Net proceeds from exercises of stock options	-	$29
Net cash (used in) provided by financing activities	($1,189)	$1,326

Effect of exchange rate changes on cash	($68)	$53

Net increase in cash and cash equivalents	$3,530	$1,955
Cash and cash equivalents, beginning of period	$8,484	$8,881
Cash and cash equivalents, end of period	$12,014	$10,836

CONTACT:
Cherokee International Corporation
Lin Fox, Chief Financial Officer
714-508-2043
lin.fox@cherokeepwr.com
or
Ann Jones, Investor Relations
714-508-2088
714-227-0391
info@cherokeepwr.com